                Schroder Investment Management North America Inc.
                    875 Third Avenue, New York, NY 10022-6225

January 31, 2006

Schroder Capital Funds (Delaware)
875 Third Avenue (22nd Floor)
New York, New York 10022

Re:  Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, until February 28, 2007, to reduce the compensation we are entitled to receive as investment adviser of Schroder
U.S. Opportunities Fund, Schroder International Fund, and Schroder U.S. Large
Cap Equity Fund, and, if necessary, to pay other expenses attributable to the
Investor Shares of each such fund (other than interest, taxes, and extraordinary expenses) to the extent that the Fund's total operating expenses attributable to its Investor Shares exceed the following annual rates (based on the average net assets of each fund taken separately):

SCHRODER CAPITAL FUNDS (DELAWARE)

                                      Investor Shares
                                      ---------------
Schroder U.S. Opportunities Fund            2.00%
Schroder International Fund                 1.25%
Schroder U.S. Large Cap Equity Fund         2.00%

Separately, we inform you that we hereby agree, until February 28, 2007, to waive the advisory fees we are entitled to receive from Schroder International
Fund as its investment adviser to the extent that the advisory fees exceed 0.45%
of Schroder International Fund's average daily net assets, provided, however, that the separate fee waiver set forth in this paragraph shall automatically terminate without any further action provided by any party in the event that the investment advisory agreement between Schroder Capital Funds (Delaware) on behalf of the Schroder International Fund and the Schroder U.S. Opportunities
Fund and Schroder Investment Management North America Inc. is amended to change the fees paid thereunder with respect to the Schroder International Fund to
0.975% of the average daily net assets of such Fund.

Sincerely,

Schroder Investment Management
North America Inc.

By: /s/ CARIN F. MUHLBAUM
    -------------------------------
Name: Carin F. Muhlbaum
Title: Senior Vice President

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